Exhibit 99.1

The TJX Companies, Inc. Reports Q2 FY23 Results; Q2 Pretax Profit Margin Above Company’s Plan; Increases Full Year FY23 Pretax Profit Margin Outlook

  Q2 FY23 pretax profit margin of 9.2% was above the Company’s plan
  Q2 FY23 diluted earnings per share of $.69 were at the high-end of the Company’s plan
  Q2 FY23 U.S. comp store sales decreased 5% versus a 21% U.S. open-only comp store sales increase last year
  Q2 FY23 comp store sales for Marmaxx’s overall apparel business were slightly positive versus last year
  Returned over $1.0 billion to shareholders in Q2 FY23 through share repurchases and dividends
  Increases full year FY23 pretax profit margin outlook to 9.3% to 9.5% and full year FY23 adjusted pretax profit margin outlook to 9.7% to 9.9%
  Updates full year FY23 earnings per share outlook to $2.87 to $2.95 from $2.94 to $3.01, full year FY23 adjusted earnings per share outlook to $3.05 to $3.13 from $3.13 to $3.20, and full year FY23 U.S. comp store sales outlook to a decrease of 2% to 3% from an increase of 1% to 2%

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 17, 2022--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the second quarter ended July 30, 2022. Net sales for the second quarter of Fiscal 2023 were $11.8 billion, a decrease of 2% versus the second quarter of Fiscal 2022. U.S. comp store sales (defined below) decreased 5% versus a 21% increase in U.S. open-only comp store sales (defined below) in the second quarter of Fiscal 2022. Net income for the second quarter of Fiscal 2023 was $809 million, and diluted earnings per share were $.69 versus $.64 per share in the second quarter of Fiscal 2022, which included a debt extinguishment charge of $.15 per share.

For the first half of Fiscal 2023, net sales were $23.2 billion, an increase of 5% versus the first half of Fiscal 2022. First half Fiscal 2023 U.S. comp store sales decreased 2% versus a 19% increase in U.S. open-only comp store sales for the first half of Fiscal 2022. Net income for the first half of Fiscal 2023 was $1.4 billion. For the first half of Fiscal 2023, diluted earnings per share were $1.18 versus $1.08 in the first half of Fiscal 2022. For the first half of Fiscal 2023, adjusted diluted earnings per share were $1.36, which excluded a $.18 charge related to a write-down of the Company’s minority investment in Familia, versus first half Fiscal 2022 adjusted diluted earnings per share of $1.23, which excluded a debt extinguishment charge of $.15 per share.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I want to start by recognizing the dedication and commitment of our talented Associates who bring outstanding values on branded, quality merchandise to our customers every day. As to our results, I am very pleased that our second quarter pretax profit margin exceeded our plan and earnings per share were at the high end of our guidance. We believe our strong profitability speaks to the strength and flexibility of our off-price business model, sharp execution of our teams, and expense discipline. As to the top-line, U.S. comp sales for the second quarter came in lighter than we expected as we believe historically high inflation impacted consumer discretionary spending. While we saw more softness in our home categories, we were very pleased that comp sales in our overall apparel business at Marmaxx were slightly positive every month of the quarter. In addition, it was good to see the improved profitability of our international divisions. Looking ahead, while we are not immune to macro factors, we are convinced that the flexibility of our off-price business model and the value proposition we offer to a wide range of consumers will continue to serve us well, as we have seen throughout our 46-year history. We see a marketplace flush with off-price buying opportunities for branded, high quality product. We are excited about our many initiatives to drive customer traffic and sales for the fall and holiday selling season, and will be emphasizing our value leadership in our marketing. We remain focused on our long-term vision to become an increasingly profitable, $60-billion-plus revenue company.”

U.S. Comparable Store Sales and U.S. Open-Only Comparable Store Sales

The Company’s U.S. comparable store sales by division in the second quarter of Fiscal 2023 and U.S. open-only comparable store sales by division in the second quarter of Fiscal 2022 were as follows:

	Second Quarter FY2023 U.S. Comparable Store Sales[1]	Second Quarter FY2022 U.S Open- Only Comparable Store Sales[2]

Marmaxx[3]	-2%	+18%
HomeGoods[4]	-13%	+36%

Total U.S.[5]	-5%	+21%

1Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, and sierra.com). 2This measure reports the sales increase or decrease of these stores for the days they were open in the second quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the COVID-19 global pandemic. 3Combination of T.J. Maxx, Marshalls, and Sierra stores. 4Combination of HomeGoods and Homesense stores. 5Combination of Marmaxx and HomeGoods divisions.

Net Sales by Division

The Company’s net sales by division in the second quarter of Fiscal 2023 were as follows:

	Second Quarter Net Sales ($ in millions)[1,2]
	FY2023	FY2022

Marmaxx (U.S.)[3]	$7,235	$7,349
HomeGoods (U.S.)[4]	$1,856	$2,083
Total U.S. [5]	$9,091	$9,432
TJX Canada	$1,248	$1,022
TJX International (Europe & Australia)	$1,503	$1,623

TJX	$11,843	$12,077

1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 2Figures may not foot due to rounding. 3Combination of T.J. Maxx, Marshalls, and Sierra stores, and tjmaxx.com, marshalls.com, and sierra.com e-commerce sites. 4Combination of HomeGoods and Homesense stores, and homegoods.com e-commerce site. 5Combination of Marmaxx and HomeGoods divisions.

Margins

For the second quarter of Fiscal 2023, the Company’s pretax profit margin was 9.2% which was above the Company’s plan and versus last year’s second quarter pretax profit margin of 8.7%. Second quarter Fiscal 2023 pretax profit margin was down 1.5 percentage points versus last year’s second quarter adjusted pretax profit margin of 10.7%, which excluded a 2.0 percentage point negative impact due to a debt extinguishment charge. Merchandise margin benefitted from a combination of strong markon and the Company’s pricing initiative, but was down due to 2.4 percentage points of incremental freight pressure. Incremental wage costs negatively impacted pretax profit margin by 0.8 percentage points.

Gross profit margin for the second quarter of Fiscal 2023 was 27.6%, a 1.8 percentage point decrease versus the second quarter of Fiscal 2022. Selling, general and administrative (SG&A) costs as a percent of sales for the second quarter of Fiscal 2023 were 18.4%, flat versus the second quarter of Fiscal 2022.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a two percentage point negative impact on the Company’s net sales growth in the second quarter of Fiscal 2023 versus the prior year. The overall net impact of foreign currency exchange rates had a $.03 negative impact on second quarter Fiscal 2023 earnings per share.

The movement in foreign currency exchange rates had a two percentage point negative impact on the Company’s net sales growth in the first half of Fiscal 2023 versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 negative impact on the first half of Fiscal 2023 earnings per share.

A table detailing the impact of foreign currency on TJX’s pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of July 30, 2022 were $7.1 billion, compared with $5.1 billion at the end of the second quarter of Fiscal 2022. Consolidated inventories on a per-store basis as of July 30, 2022, including the distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 33% on a reported basis (up 35% on a constant currency basis). The Company is comfortable with its inventory levels and well positioned to take advantage of the off-price buying opportunities it is seeing in the marketplace. Overall availability of quality, branded merchandise is outstanding and the Company is set up well to flow exciting selections and values to its stores and e-commerce sites throughout the fall and holiday selling season.

Cash and Shareholder Distributions

For the second quarter of Fiscal 2023, the Company generated $641 million of operating cash flow and ended the quarter with $3.5 billion of cash.

During the second quarter, the Company returned over $1.0 billion to shareholders. The Company repurchased a total of $700 million of TJX stock, retiring 11.8 million shares, and paid $346 million in shareholder dividends during the quarter. For the first half of Fiscal 2023, the Company returned a total of $2.0 billion to shareholders, which includes repurchasing a total of $1.3 billion of TJX stock, retiring 21.4 million shares, and paying $653 million in shareholder dividends. The Company continues to expect to repurchase approximately $2.25 to $2.50 billion of TJX stock in Fiscal 2023. The Company may adjust this amount up or down depending on various factors.

Third Quarter, Fourth Quarter, and Full Year Fiscal 2023 Outlook

For the third quarter of Fiscal 2023, the Company expects pretax profit margin to be 10.1% to 10.4% and diluted earnings per share to be $.77 to $.81. For the third quarter of Fiscal 2023, the Company is planning U.S. comparable store sales to decrease 3% to 5% versus a 16% U.S. open-only comp store sales increase in the third quarter of Fiscal 2022.

For the full year Fiscal 2023, the Company is increasing its outlook for pretax profit margin. The Company now expects pretax profit margin to be 9.3% to 9.5% and adjusted pretax profit margin to be 9.7% to 9.9%, versus its previous guidance for pretax profit margin of 9.2% to 9.4% and adjusted pretax profit margin of 9.6% to 9.8%.

For the full year Fiscal 2023, the Company is updating its expectation for diluted earnings per share to $2.87 to $2.95 and adjusted diluted earnings per share to $3.05 to $3.13, versus its previous guidance for diluted earnings per share of $2.94 to $3.01 and adjusted diluted earnings per share of $3.13 to $3.20. For the full year Fiscal 2023, the Company is updating its expectation for U.S. comparable store sales to a decrease of 2% to 3%, versus its previous guidance of an increase of 1% to 2%. Full year Fiscal 2023 adjusted pretax profit margin and adjusted earnings per share plans exclude the negative impact from the first quarter Fiscal 2023 charge related to a write-down of the Company’s minority investment in Familia.

The Company’s third quarter and full year Fiscal 2023 outlook implies fourth quarter Fiscal 2023 pretax profit margin to be 10.1% to 10.4% and earnings per share of $.92 to $.96. The Company’s full year Fiscal 2023 outlook also implies U.S. comparable store sales in the fourth quarter of Fiscal 2023 to be flat to down 1%, versus a 13% U.S. open-only comp store sales increase in the fourth quarter of Fiscal 2022.

Stores by Concept

During the second quarter ended July 30, 2022, the Company increased its store count by 21 stores to a total of 4,736 stores and increased square footage by 0.5% over the previous quarter.

	Store Locations[1]		Gross Square Feet[2]
	Second Quarter FY2023		Second Quarter FY2023
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,285	1,290	35.0	35.1
Marshalls	1,155	1,157	32.8	32.9
HomeGoods	859	862	20.0	20.0
Sierra	60	62	1.3	1.3
Homesense	39	40	1.0	1.1
In Canada:
Winners	293	295	8.0	8.0
HomeSense	148	150	3.4	3.5
Marshalls	106	106	2.8	2.8
In Europe:
T.K. Maxx	623	626	17.4	17.6
Homesense	77	77	1.5	1.5
In Australia:
T.K. Maxx	70	71	1.5	1.5

TJX	4,715	4,736	124.7	125.3

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

Fiscal 2023 U.S. Comparable Store Sales

For Fiscal 2023, the Company returned to its historical definition of comparable store sales. While stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, the Company cannot measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure consist of U.S. stores only, which, for clarity, the Company refers to as U.S. comparable store sales and are calculated against sales for the comparable periods in Fiscal 2022.

Fiscal 2022 Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales was not applicable in Fiscal 2022. In order to provide a performance indicator for its stores, the Company temporarily reported open-only comp store sales. The Company’s open-only comp store sales calculation includes stores initially classified as comp stores at the beginning of Fiscal 2021. This measure reports the sales increase or decrease of these stores for the days the stores were open in Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the global pandemic.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of July 30, 2022, the end of the Company’s second quarter, the Company operated a total of 4,736 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and five e-commerce sites. These include 1,290 T.J. Maxx, 1,157 Marshalls, 862 HomeGoods, 62 Sierra, and 40 Homesense stores, as well as tjmaxx.com, marshalls.com, homegoods.com, and sierra.com, in the United States; 295 Winners, 150 HomeSense, and 106 Marshalls stores in Canada; 626 T.K. Maxx and 77 Homesense stores, as well as tkmaxx.com, in Europe; and 71 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Second Quarter Fiscal 2023 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2023 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Tuesday, August 23, 2022, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, and fiscal 2023 outlook. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the second half of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Net sales	$11,843,008	$12,077,063	$23,249,482	$22,163,724

Cost of sales, including buying and occupancy costs	8,571,550	8,528,130	16,794,763	15,783,765
Selling, general and administrative expenses	2,174,861	2,223,692	4,269,443	4,288,684
Loss on early extinguishment of debt	—	242,248	—	242,248
Impairment on equity investment	—	—	217,619	—
Interest expense, net	11,007	28,661	29,792	73,349

Income before income taxes	1,085,590	1,054,332	1,937,865	1,775,678
Provision for income taxes	276,250	268,651	541,052	456,067

Net income	$809,340	$785,681	$1,396,813	$1,319,611

Diluted earnings per share	$0.69	$0.64	$1.18	$1.08

Cash dividends declared per share	$0.295	$0.26	$0.59	$0.52

Weighted average common shares – diluted	1,178,140	1,220,615	1,183,704	1,221,012

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	July 30, 2022	July 31, 2021

Assets:
Current assets:
Cash and cash equivalents	$3,531.2	$7,106.0
Accounts receivable and other current assets	1,108.2	1,074.7
Merchandise inventories	7,083.3	5,086.6
Federal, state and foreign income taxes recoverable	112.1	121.7

Total current assets	11,834.8	13,389.0

Net property at cost	5,389.7	5,107.3

Operating lease right of use assets	8,986.7	9,183.3
Goodwill	96.6	98.0
Other assets	782.8	1,005.8

Total assets	$27,090.6	$28,783.4

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$4,085.5	$4,413.3
Accrued expenses and other current liabilities	3,990.6	4,016.2
Current portion of operating lease liabilities	1,571.5	1,612.6
Current portion of long-term debt	499.6	—

Total current liabilities	10,147.2	10,042.1

Other long-term liabilities	916.7	1,072.7
Non-current deferred income taxes, net	67.0	3.5
Long-term operating lease liabilities	7,706.0	7,905.8
Long-term debt	2,857.1	3,352.9

Shareholders’ equity	5,396.6	6,406.4

Total liabilities and shareholders' equity	$27,090.6	$28,783.4

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021
Cash flows from operating activities:
Net income	$1,396.8	$1,319.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	437.7	430.6
Loss on early extinguishment of debt	—	242.2
Impairment on equity investment	217.6	—
Deferred income tax provision (benefit)	25.9	(39.3)
Share-based compensation	58.2	114.1
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(97.5)	(134.6)
(Increase) in merchandise inventories	(1,206.8)	(733.0)
Decrease (increase) in income taxes recoverable	2.4	(85.4)
(Decrease) in accounts payable	(311.3)	(425.3)
(Decrease) increase in accrued expenses and other liabilities	(515.2)	433.2
Increase (decrease) in net operating lease liabilities	5.8	(96.6)
Other, net	(7.4)	(78.6)
Net cash provided by operating activities	6.2	946.9

Cash flows from investing activities:
Property additions	(693.5)	(444.9)
Purchase of investments	(20.9)	(12.2)
Sales and maturities of investments	11.0	14.3
Net cash (used in) investing activities	(703.4)	(442.8)

Cash flows from financing activities:
Payments on debt	—	(2,975.5)
Payments for repurchase of common stock	(1,307.2)	(297.1)
Cash dividends paid	(655.2)	(628.9)
Proceeds from issuance of common stock	50.0	62.5
Other	(32.5)	(24.5)
Net cash (used in) financing activities	(1,944.9)	(3,863.5)

Effect of exchange rate changes on cash	(53.5)	(4.2)

Net (decrease) in cash and cash equivalents	(2,695.6)	(3,363.6)
Cash and cash equivalents at beginning of year	6,226.8	10,469.6

Cash and cash equivalents at end of period	$3,531.2	$7,106.0

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales:
In the United States:
Marmaxx	$7,235,219	$7,348,931	$14,107,489	$13,989,417
HomeGoods	1,856,313	2,083,261	3,892,098	4,225,017
TJX Canada	1,248,706	1,021,549	2,330,234	1,787,085
TJX International	1,502,770	1,623,322	2,919,661	2,162,205
Total net sales	$11,843,008	$12,077,063	$23,249,482	$22,163,724
Segment profit (loss):
In the United States:
Marmaxx	$933,177	$1,014,175	$1,837,399	$1,839,030
HomeGoods	49,616	182,526	171,601	434,128
TJX Canada	197,772	118,686	324,390	190,263
TJX International	104,615	173,456	117,847	(48,102)
Total segment profit	1,285,180	1,488,843	2,451,237	2,415,319
General corporate expense	188,583	163,602	265,961	324,044
Loss on early extinguishment of debt	—	242,248	—	242,248
Impairment on equity investment	—	—	217,619	—
Interest expense, net	11,007	28,661	29,792	73,349
Income before income taxes	$1,085,590	$1,054,332	$1,937,865	$1,775,678

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended July 30, 2022, the Company returned over $1.0 billion to shareholders, repurchasing and retiring 11.8 million shares of its common stock at a cost of $0.7 billion on a "trade date" basis and paying $0.3 billion in shareholder dividends. During the six months ended July 30, 2022, the Company returned a total of $2.0 billion to shareholders, repurchasing and retiring 21.4 million shares of its common stock at a cost of $1.3 billion on a "trade date" basis and paying $0.7 billion in shareholder dividends. In February 2022, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time, with $2.5 billion still remaining on all previously authorized programs at July 30, 2022. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  During the first quarter ended April 30, 2022, the Company announced that it has committed to divesting its minority investment in Familia, an off-price retailer that operates in Russia, and as a result, the Company completed an impairment analysis of this investment. Based on this analysis, the Company concluded that there was an other-than-temporary impairment of this investment and recorded an impairment charge of $218 million, representing the entirety of the Company's investment. This charge had a $0.19 negative impact on diluted earnings per share for the first quarter of fiscal 2023.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323